Exhibit (d)(2)

RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS RESTRICTED STOCK UNIT GRANT AGREEMENT (“Agreement”), made as of the             day of             , 2012 between LVB Acquisition, Inc. (the “Company”) and             (the “Participant”).

WHEREAS, the Company has adopted and maintains the LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan (the “Plan”) to promote the interests of the Company and its Affiliates and stockholders by providing the executives and key employees of the Company and its Affiliates with an appropriate incentive to encourage them to continue in the employ of the Company or an Affiliate and to improve the growth and profitability of the Company;

[WHEREAS, the Company formerly adopted and maintained the LVB Acquisition, Inc. Restricted Stock Unit Plan (the “Former Plan”), pursuant to which the Participant received a grant of restricted stock units in the Company;

WHEREAS, the Company has terminated the Former Plan and the Participant’s grant of restricted stock units thereunder (the “Former Plan Restricted Stock Units”), and wishes to grant Restricted Stock Units to Participant pursuant to the Plan in full satisfaction of the Participant’s rights, if any, under the Former Plan and pursuant to the Former Plan Restricted Stock Units;]1 and

WHEREAS, the Plan provides for the Grant to Participants of Restricted Stock Units to acquire shares of Common Stock;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant Restricted Stock Unit(s) (the “Restricted Stock Unit(s)”) with respect to             shares of Common Stock, of which             shall be Time-Based Restricted Stock Units and             shall be Performance-Based Restricted Stock Units.

2. Grant Date. The Grant Date of the Restricted Stock Unit hereby granted is             [, with a deemed Grant Date for purposes of calculating a vesting date pursuant to Section 5 of January 1, 2012]2.

3. Grant of Management Dividend Awards. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant             Management Dividend Awards with respect to each Restricted Stock Unit. Each Management Dividend Award corresponds on a one-to-one basis with each Time-Based Restricted Stock Unit.

[1]	To be included for Participants with grants outstanding under the Former Plan.
[2]	To be included for Participants with grants outstanding under the Former Plan.

4. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Restricted Stock Unit Grant Agreement, the terms and conditions of the Plan, as interpreted by the Board in its sole discretion, shall govern, unless explicitly provided to the contrary in this Restricted Stock Unit Grant Agreement. All capitalized terms used herein shall have the meaning given to such terms in the Plan.

5. Vesting Dates. The number of Restricted Stock Units that shall be vested and no longer forfeitable at any time (the date all such conditions have been satisfied with respect to some or all of the Restricted Stock Units, the “Vesting Date” with respect to such Restricted Stock Units) with respect to each of the Time-Based Restricted Stock Units and the Performance-Based Restricted Stock units is set forth below, subject to satisfaction of the additional conditions to settlement set forth in Section 6.1 for the Time-Based Restricted Stock Units.

5.1 Time-Based Restricted Stock Units. Time-Based Restricted Stock Units will satisfy the time-based component of the vesting requirements as follows (the “Time-Based Vesting Condition”): [Ten percent (10%) of the Time-Based Restricted Stock Units shall be vested upon the Grant Date;]3 [ten]//[fifteen]4 percent ([10]//[15]%) of the Time-Based Restricted Stock Units shall vest [on January 1, 2013]5/[upon the twelve (12) month anniversary of the Grant Date]; [ten]//[fifteen] percent ([10]//[15]%) of the Time-Based Restricted Stock Units shall vest [on January 1, 2014]/[upon the twenty-four (24) month anniversary of the Grant Date]; ten percent (10%) of the Time-Based Restricted Stock Units shall vest [on June 1, 2014]/[upon the thirty (30) month anniversary of the Grant Date]; ten percent (10%) of the Time-Based Restricted Stock Units shall vest [on January 1, 2015]/[upon the thirty-six (36) month anniversary of the Grant Date]; ten percent (10%) of the Time-Based Restricted Stock Units shall vest [on June 1, 2015]/[upon the forty-two (42) month anniversary of the Grant Date]; ten percent (10%) of the Time-Based Restricted Stock Units shall vest [on January 1, 2016]/[upon the forty-eight (48) month anniversary of the Grant Date]; fifteen percent (15%) of the Time-Based Restricted Stock Units shall vest [on June 1, 2016]/[upon the fifty-four (54) month anniversary of the Grant Date]; and fifteen percent (15%) of the Time-Based Restricted Stock Units shall vest [on January 1, 2017]/[upon the sixty (60) month anniversary of the Grant Date]; in each case provided that the Participant continues to be Employed by the Company or an Affiliate on such date.

5.2 Performance-Based Restricted Stock Units.

(a) Fifty percent (50%) of the Performance-Based Restricted Stock Units shall vest upon the occurrence of a Liquidity Event in which Majority Stockholder achieves an Individual MoM and Cumulative MoM of at least 1.10, subject to the terms and conditions set forth in Section 5.2(b) and 5.2(c) below (the “1.10 RSUs”) and fifty percent (50%) of the Performance-Based Restricted Stock Units shall vest upon the occurrence of a Liquidity Event in which Majority Stockholder achieves an Individual MoM and a Cumulative MoM of at least 1.25, subject to the terms and conditions set forth in Section 5.2(b) and 5.2(c) below (the “1.25 RSUs”).

[3]	To be included for Participants with grants outstanding under the Former Plan.
[4]	15% vesting for 12 and 24 month anniversaries are applicable to new Participants (who are otherwise not entitled to the 10% vesting on grant).
[5]	January and June vesting dates to be included for Participants with grants outstanding under the Former Plan.

(b) Upon the occurrence of a Liquidity Event, the Performance-Based Restricted Stock Units shall be eligible to vest as described in this Section.

(i) For purposes of this Section 5.2(b), (A) the “Eligible Percentage” shall equal a fraction (1) the numerator of which is the Initial Majority Stockholder Shares sold in such Liquidity Event and (2) the denominator of which is the number of Initial Majority Stockholder Shares; provided that to the extent any such Liquidity Event does not result in the sale, transfer or other disposition of Initial Majority Stockholder Shares, such fraction shall be equitably adjusted by the Board as appropriate to reflect the conversion of equity value into cash in connection with such cash dividend or other distribution; (B) the “1.10 RSU Prior Eligible Amount” shall equal the aggregate number of unvested 1.10 RSUs that would have vested in connection with any prior Liquidity Event had the Majority Stockholder achieved an Individual MoM and a Cumulative MoM of at least 1.10 in connection with such Liquidity Event; and (C) the “1.25 RSU Prior Eligible Amount” shall equal the aggregate number of unvested 1.25 RSUs that would have vested in connection with any prior Liquidity Event had the Majority Stockholder achieved an Individual MoM and a Cumulative MoM of at least 1.25 in connection with such Liquidity Event.

(ii) The number of 1.10 RSUs that shall vest upon the occurrence of a Liquidity Event as a result of which the Majority Stockholder achieves both an Individual MoM and a Cumulative MoM of at least 1.10 shall be equal to the sum of (A) the Eligible Percentage of 1.10 RSUs and (B) the 1.10 RSU Prior Eligible Amount, provided that the Participant continues to be Employed by the Company or an Affiliate at such time.

(iii) The number of 1.25 RSUs that shall vest upon the occurrence of a Liquidity Event as a result of which the Majority Stockholder achieves both an Individual MoM and a Cumulative MoM of at least 1.25 shall be equal to the sum of (A) the Eligible Percentage of 1.25 RSUs and (B) the 1.25 RSU Prior Eligible Amount, provided that the Participant continues to be Employed by the Company or an Affiliate at such time.

(iv) In addition and separate from the vesting provisions of (b)(ii) and (b)(iii) of this Section, upon the Majority Stockholder’s receipt of cash proceeds equal to 1.10 times the aggregate purchase price paid by the Majority Stockholders for the Initial Majority Stockholder Shares any unvested 1.10 RSUs shall immediately vest and upon the Majority Stockholder’s receipt of cash proceeds equal to 1.25 times the aggregate purchase price paid by the Majority Stockholders for the Initial Majority Stockholder Shares any unvested 1.25 RSUs shall immediately vest, in each case provided that the Participant continues to be Employed by the Company or an Affiliate at such time.

(v) For purposes of clarification, in no circumstance will a Participant vest in more than one hundred percent (100%) of the Performance-Based Restricted Stock Units originally granted.

(c) Following the fifth (5th) anniversary of the Grant Date, if an Initial Public Offering of the Company has occurred, Performance-Based Restricted Stock Units that have not previously vested pursuant to Section 5(b) shall vest in the following amounts:

(i) Any unvested 1.10 RSUs shall vest if the stock price of the Company as reported on the principal securities exchange on which shares of Common Stock are then listed achieves and maintains for thirty (30) consecutive calendar days a level which would result in the Majority Stockholder’s Total Interest divided by the aggregate purchase price paid by the Majority Stockholder for the Initial Majority Stockholder Shares equaling 1.10 or above.

(ii) Any unvested 1.25 RSUs shall vest if the stock price of the Company as reported on the principal securities exchange on which shares of Common Stock are then listed achieves and maintains for thirty (30) consecutive calendar days a level which would result in the Majority Stockholder’s Total Interest divided by the aggregate purchase price paid by the Majority Stockholder for the Initial Majority Stockholder Shares equaling 1.25 or above.

5.3 Accelerated Vesting on a Qualifying Termination. In the event that the Participant experiences a Qualifying Termination, the Time-Based Restricted Stock Units shall satisfy the Time-Based Vesting Condition as of the date of the Qualifying Termination.

6.	Settlement.

6.1 Settlement Date: Time-Based Restricted Stock Units. Time-Based Restricted Stock Units that have satisfied the Time-Based Vesting Condition set forth in Section 5.1 above shall fully vest upon satisfaction of an additional settlement vesting condition set forth herein (the “Additional Settlement Condition”) and be settled on (A) the earlier of either (i) a Change of Control that constitutes a “change in the ownership or effective control of the corporation” or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Code, (ii) an Initial Public Offering that occurs on or before the sixth (6th) anniversary of the Grant Date, or (iii) the termination of the Participant’s Employment by reason of death or Disability or (B) a Qualifying Termination of Participant (the “Time-Based Settlement Date”). As soon as reasonably practicable following the Time-Based Settlement Date and in no event later than March 15 of the calendar year following the year in which the Time-Based Settlement Date occurs, the Company shall transfer to the Participant or Permitted Transferee, in full and complete satisfaction of all of the obligations of the Company and the rights of the Participant or Permitted Transferee in respect of such Time-Based Restricted Stock Units, a number of shares of Common Stock, registered in the Participant’s or Permitted Transferee’s name, equal to the number of such Time-Based Restricted Stock Units that are settled on and as of the Time-Based Settlement Date. Notwithstanding anything to the contrary in the Plan or this Agreement, with respect to an Initial Public Offering in (A)(ii) of this Section 6.1, if Company’s Biomet 3i dental business (“3i”) separates from Biomet, Inc. in a tax-free spin-off (the “Spin”), any Restricted Stock Units that become restricted stock units of 3i shall settle on an Initial Public Offering of 3i and Restricted Stock Units that remain Restricted Stock Units of the Company shall settle on an Initial Public Offering of the Company or Biomet Inc.

6.2 Settlement Date: Performance-Based Restricted Stock Units. Performance-Based Restricted Stock Units that vest upon achievement of the applicable targets as set forth in Section 5 of this Agreement shall be settled as soon as reasonably practicable following the applicable Vesting Date, and in no event later than March 15 of the calendar year following the year in which the Vesting Date occurs (the “Performance-Based Settlement Date”). Upon settlement, the Company shall transfer to the Participant or Permitted Transferee, in full and complete satisfaction of all of the obligations of the Company and the rights of the Participant or Permitted Transferee in respect of such Performance-Based Restricted Stock Units, a number of shares of Common Stock, registered in the Participant’s or Permitted Transferee’s name, equal to the number of such Performance-Based Restricted Stock Units that are settled on and as of the Performance-Based Settlement Date.

6.3 Conditions to Settlement. On or before the transfer of any shares of Common Stock in settlement of vested Restricted Stock Units and as a condition to the Participant’s or Permitted Transferee’s right to receive any shares of Common Stock, the Participant or Permitted Transferee shall be required to enter into (or shall have previously entered into) the Management Stockholders’ Agreement with respect to the shares of Common Stock to be transferred upon such settlement, provided that the Management Stockholders’ Agreement is in effect at such time. The shares of Common Stock so transferred shall be deemed to be “Rollover Shares” for purposes of Section 3(b) of the Management Stockholders’ Agreement. In the event that the Participant or Permitted Transferee does not so enter into the Management Stockholders’ Agreement, if in effect at such time, the Participant or Permitted Transferee shall forfeit all vested Restricted Stock Units and the vested Restricted Stock Units shall be cancelled without any consideration therefor.

6.4 Condition to Settlement; Satisfaction of Withholding Taxes.

(a) In General. Whenever shares of Common Stock are to be issued to the Participant or Permitted Transferee in settlement of vested Restricted Stock Units, the Participant or Permitted Transferee shall remit to the Company an amount in cash, by wire transfer of immediately available funds or certified check, sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding requirements.

(b) Alternative Methods to Satisfy Withholding Taxes. The Participant or Permitted Transferee may pay up to the minimum statutory tax withholding amount due in respect of any settlement of vested Restricted Stock Units by requesting that the Company withhold shares of Common Stock that would otherwise be issued to the Participant or Permitted Transferee in connection with such settlement of vested Restricted Stock Units.

(c) Notwithstanding the foregoing, the aggregate amount of such cash or the Fair Market Value of any shares of Common Stock withheld, in either case, as of the date of settlement of the Restricted Stock Units, must be equal to the full minimum statutory tax withholding amount payable by the Participant or Permitted Transferee in connection with such settlement. No tax amount in excess of the minimum amount required to be withheld under the applicable statutory tax provisions then in effect may be satisfied by the Participant or Permitted Transferee by having shares of Common Stock withheld. Any shares of Common Stock withheld to satisfy the Participant’s or Permitted Transferee’s minimum statutory tax withholding obligations will be valued at the Fair Market Value of such shares of Common Stock on the Settlement Date.

7. Management Dividend Awards. The amount of cash payable with respect to each Vested Restricted Stock Unit shall be determined as set forth below.

7.1 Vesting of Management Dividend Awards. On each of the Grant Date and the twelve (12), twenty-four (24), thirty (30), thirty-six (36), forty-two (42), forty-eight (48), fifty-four (54) and sixty (60) month anniversaries of the Grant Date, the number of Management Dividend Awards which equals the number of Time-Based Restricted Stock Units which satisfy or have satisfied the Time-Based Vesting Condition on such date shall also immediately vest.

7.2 Amount of Management Dividend Award. The amount of cash payable with respect to each vested Management Dividend Award shall be determined on each annual anniversary of the Grant Date until the earlier of (i) an Initial Public Offering and (ii) the fifth anniversary of the Grant Date (each such anniversary, a “Management Dividend Award Payment Date”). On (a) the initial Management Dividend Award Payment Date, the amount of cash payable with respect to each vested Management Dividend Award shall be $1.00, (b) a Management Dividend Award Payment Date occurring on the first anniversary of the Grant Date, the amount of cash payable with respect to each vested Management Dividend Award shall be $0.75, and (c) any Management Dividend Award Payment Date occurring thereafter, the amount of cash payable with respect to each vested Management Dividend Award shall be $0.50, in each case subject to applicable tax withholdings (each, a “Management Dividend Payment Amount”).

7.3 Payment of Management Dividend Payment Amounts. Each Management Dividend Payment Amount shall be paid as soon as practicable following the applicable Management Dividend Award Payment Date, and in no event more than two and a half months following the end of the year in which the Management Dividend Award Payment Date occurs.

7.4 Forfeiture and Termination of Management Dividend Awards. In the event that the Participant’s Employment is terminated for any reason, each Management Dividend Award held by such Participant shall be forfeited immediately without the payment of any additional consideration to the Participant and no further rights of the Participant in respect thereof, subject to the Company’s obligation to pay any Management Dividend Payment Amount that accrued in respect of such Management Dividend Award prior to the forfeiture date for any termination other than a termination of Employment by the Company for Cause. In addition, upon the earlier to occur of (a) settlement or other expiration or termination of the corresponding vested Restricted Stock Unit and (b) the day after the fifth anniversary of the Grant Date, the related Management Dividend Award will automatically terminate without the payment of any additional consideration to the Participant and no further rights of the Participant in respect thereof, subject to the Company’s obligation to pay any Management Dividend Payment Amount that accrued in respect of such Management Dividend Award prior to the termination date so long as the Participant remains Employed through the applicable payment date or his or her Employment is terminated other than by the Company for Cause.

8. Adjustment. Notwithstanding anything to the contrary set forth in the Plan or this Agreement, in the event that the Spin occurs prior to December 31, 2013 the Board shall make such adjustments as it in good faith considers appropriate to effectuate the Company’s business purposes in causing the Spin to occur and that are equitable to Participants, including without limitation adjustment to the number, type or issuer of shares of stock subject to some or all of the Restricted Stock Units outstanding on the date the Spin occurs; substitution of cash or other property for the Common Stock subject to such Restricted Stock Units; or change in any performance-based vesting or other conditions applicable to such Restricted Stock Units. For the avoidance of doubt, in making any such adjustments the Board need not adjust Restricted Stock Units held by different Participants nor Restricted Stock Units held by a single Participant in a uniform manner.

9. Expiration Date. Unless otherwise determined by the Board, each Time-Based Restricted Stock Unit that has not yet satisfied the Time-Based Vesting Condition and the each Performance-Based Restricted Stock Unit that has not yet become vested on the earlier of (i) the date the Participant’s Employment is terminated for any reason (after giving effect to any acceleration pursuant to Section 5.3 hereof) or (ii) the date on which all of the Initial Majority Stockholder Shares have been sold by the Majority Stockholders, shall expire on such date. Each Management Dividend Award shall automatically expire in accordance with the terms of Section 7.4.

10. Registration. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued pursuant to the Plan or to effect similar compliance under any state laws. Notwithstanding anything in this Agreement or the Plan to the contrary, the Company shall not be obligated to cause to be issued or deliver any shares of Common Stock pursuant to this Plan unless and until the Company is advised by its counsel that the issuance and delivery of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which such shares of Common Stock are traded. The Company may require, as a condition to the issuance or delivery of any shares of Common Stock pursuant to the terms of this Agreement or the Plan, that the Participant make such covenants, agreements and representations as the Company deems necessary or advisable.

11. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Restricted Stock Unit Grant Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Restricted Stock Unit Grant Agreement, or any waiver on the part of any party or any provisions or conditions of this Restricted Stock Unit Grant Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

12. Non-Transferability of Restricted Stock Units. The Participant or Permitted Transferee may not Transfer the any Restricted Stock Unit granted pursuant to this Agreement except as expressly provided in Section 4.4 of the Plan.

13. Taxes. The Participant or Permitted Transferee shall be responsible for any and all taxes incurred by him under or in connection with this Agreement.

14.	Representations.

14.1 Participant Representations. The Participant hereby represents and warrants to the Company that: (a) the shares of Common Stock are being acquired for his own account, for investment purposes only and not with a view to or in connection with any distribution, reoffer, resale, public offering or other disposition thereof not in compliance with the Securities Act and the rules and regulations thereunder and any applicable United States federal or state securities laws or regulations; (b) the Participant is an “accredited investor” as defined in Rule 501(a) under the Securities Act; provided, that the Company may, in its discretion and subject to compliance with all applicable securities laws, waive the foregoing representation with respect to a limited number of Participants; (c) the Participant, alone or together with his representatives, possesses such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular; (d) the Participant has had access to all of the information with respect to his shares of Common Stock that he or it, as the case may be, deems necessary to make a complete evaluation thereof and has had the opportunity to question the Company concerning such Shares of Common Stock; (e) the Participant’s decision to acquire his Shares of Common Stock for investment has been based solely upon the evaluation made by the Participant; (f) the Participant has duly executed and delivered this Agreement; and (g) the Participant’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which the Participant is a party or by which it is bound.

14.2 Truth of Representations and Warranties. The Participant represents and warrants that all of his representations set forth in Section 14.1 of this Agreement are true and correct as of the date hereof.

15.         Integration. This Agreement and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter and shall not be amended except by written amendment signed by all parties. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in such documents. This Restricted Stock Unit Grant Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to the subject matter hereof.

16.         Counterparts. This Restricted Stock Unit Grant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

17.         Governing Law. This Restricted Stock Unit Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions thereof governing conflict of laws.

18.	Participant Acknowledgment.

18.1 The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Restricted Stock Unit Grant Agreement and the Restricted Stock Unit shall be final and conclusive.

18.2 [By signing below and accepting the Restricted Stock Unit Grant, the Participant hereby acknowledges and agrees that the Former Plan has been terminated, that the Former Plan Restricted Stock Units have been cancelled in connection with such termination, the Participant has no further rights or entitlements pursuant to the Former Plan and the Former Plan Restricted Stock Units and that the Board has made a grant of the Restricted Stock Units pursuant to this Agreement in full satisfaction of any rights under the Former Plan Restricted Stock Units.]6

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[6]	To be included for Participants with grants outstanding under the Former Plan.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Unit Grant Agreement to be duly executed by its duly authorized officer and said Participant has signed this Restricted Stock Unit Grant Agreement on his own behalf, thereby representing that he has carefully read and understands this Restricted Stock Unit Grant Agreement and the Plan as of the day and year first written above.

LVB Acquisition, Inc.

By:
Title:

[PARTICIPANT]

Address:
Telephone:
Facsimile:

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